Exhibit 2.1
Execution Version

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
This Amendment No. 1 (this “Amendment”) to the Stock Purchase Agreement, dated as of January 30, 2024 (the “SPA”), by and between Amphenol Corporation (the “Purchaser”) and Carlisle Companies Incorporated (the “Parent”), is made and entered into as of April 15, 2024 by and among the Purchaser and the Parent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the SPA.
RECITALS
WHEREAS, the Purchaser and the Parent desire to amend the SPA as set forth in this Amendment; and
WHEREAS, Section 12.9 of the SPA provides that the terms and provisions of the SPA may be modified or amended by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser and the Parent agree as follows:
AGREEMENT
1.Amendment to the SPA. The first sentence of Section 6.16(b) of the SPA is hereby amended and restated in its entirety as follows:
As a material inducement to Purchaser entering into this Agreement, each member of the Parent Group shall not, and shall not permit, cause or encourage any of its respective Affiliates to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with any other Person), at any time prior to five (5) years from the Closing Date (the “Non-Compete Period”), directly or indirectly, either for itself or for any other Person, own, manage, control, participate in, consult with, render services for, permit its name to be used or in any other manner engage in all or any portion of the Business; provided, however, that the length of the Non- Compete Period applicable to the covenants of the Parent Group set forth in this Section 6.16(b) as it relates to the portion of the Business located in Mexico shall end on the date that is three (3) years from the Closing instead of five (5) years from the Closing.
2.Waiver. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the SPA or any rights or obligations of any party under or in respect of the SPA. Except as modified by this Amendment, the SPA shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the SPA to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the SPA shall mean and be a reference to the SPA as amended by this

Amendment, and a reference to the SPA in any other instrument or document shall be deemed a reference to the SPA as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the SPA, as amended by this Amendment.
3.General. Article XII of the SPA shall apply to this Amendment mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMPHENOL CORPORATION

By    /s/ David Cohen
Name:    David Cohen
Title:    M&A Counsel

CARLISLE COMPANIES INCORPORATED

By    /s/ Kevin Zdimal
Name:    Kevin Zdimal
Title:    Vice President & Chief Financial Officer

[Signature Page to Amendment to SPA]